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[Berry Moorman Letterhead]

Detroit Office

August 14, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Dear Ladies and Gentlemen:

   We have acted as counsel to Advance Captial I, Inc., a corporation organized under the laws of the State of Maryland (the "Company"), with respect to the Registration Statement on Form N-1A (the "Registration Statement") and the Prospectus included therein (the "Prospectus"), filed by the Company with the Securities and Exchange Commission in connection with Amendment number 22 to the Company's registration under the Investment Company Act of 1940, and in connection with the registration under the Securities Act of 1933 of shares of the common stock of the Company, par value $.001 per share (the "Shares").

   We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that, when the Registration Statement has become effective under the Investment Company Act of 1940 and the Securities Act of 1933, when the Shares have been qualified as and to the extent, if any, required under the laws of those jurisdictions in which they are to be issued and sold, and when the Shares to be issued and sold by the Company have been sold, issued and paid for as contemplated by the Registration Statement, such Shares will have been legally issued, and will be fully paid and non-assessable.

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BERRY MOORMAN P.C.
August 14, 1998
Page 2

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are "experts" as that term is used in the Securities Act of 1933 and the regulations thereunder.

                              Very truly yours,



                              BERRY MOORMAN P.C.



                              By:/s/ Robert A. Hudson
                                 --------------------
                                 Robert A. Hudson